Exhibit (p)(ii)

Code of Ethics

Policy Statement

The QS Investors (“QS”) Code of Ethics (“the Code”) sets forth the specialized rules for business conduct and guidelines for the personal investing activities that are required of employees involved in the investment management areas of the Firm. It is essential that all Firm employees understand and adhere to our commitment to act with fairness, decency and integrity in all of its business dealings.

The provisions of the Code shall apply to all Firm Employees, as categorized in the Definition Section and such other employees as Compliance may determine from time to time.

Each Employee must observe these policies, as well as abide by the additional principles and rules set forth in the Code, and any other applicable policies and obligations.

The Code and any amendments thereof will be provided to all Employees of the Firm. All Employees must acknowledge receipt of the Code within ten (10) days of hire and on an annual basis. All Employees must also acknowledge receipt of any amendments made to the Code if such determination is made by Compliance that such acknowledgement should occur prior to the next Code of Ethics Annual Acknowledgement period.

General Rule

Firm Employees will, in varying degrees, participate in or be aware of fiduciary and investment services provided to registered investment companies, institutional clients, employee benefit trusts and other types of investment advisory accounts. The fiduciary relationship mandates adherence to the highest standards of conduct and integrity, putting our clients’ interest in front of our own.

Accordingly, personnel acting in a fiduciary capacity must carry out their duties for the exclusive benefit of the client accounts. All QS personnel must conduct themselves in a manner consistent with the requirements and procedures set forth in the Code.

Do

Read and acknowledge the Firm’s Code of Ethics

Familiarize yourself with the provisions of the Code

Always act with integrity and for the exclusive benefit of our clients

Disclose any potential conflicts to your Compliance Officer

Do Not

Use your position or company information for personal gain

QS Investors Code of Ethics

There must be no conflict, or appearance of conflict, between the self-interest of any Employee and the responsibility of that Employee to the Firm and its clients.1

Employees must never improperly use their position with the Firm for personal or private gain to themselves, their family or any other person.

Employees are required to comply with applicable U.S. federal securities laws and may also be required to comply with other policies imposing separate requirements. Specifically, they may be subject to laws or regulations that impose restrictions with respect to personal securities transactions, including, but not limited to, Section 17(j) and Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”). The purpose of this Code of Ethics is to ensure that, in connection with his or her personal trading, no Employee (as defined below) shall conduct any of the following acts upon a client account:

•To employ any device, scheme or artifice to defraud;

To make any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statement not misleading;

To engage in any act, practice or course of business that operates or would operate as a fraud or deceit; or

To engage in any manipulative practice.

Any violations or potential violations of the Code of Ethics must be reported to Compliance.

Definitions

“Access Person” shall mean and include:

(i) Officers and directors of QS. Also included are Employees who have access to timely information relating to investment management activities, research and/or client portfolio holdings as well as those who in the course of their job regularly receive access to client trading activity. Also included here are persons in a control relationship (as defined in Section 2(a)(9) of the 1940 Act) to QS who obtain information concerning investment recommendations made to any client account.

(ii) Any other personnel with responsibilities related to the asset management business or frequent interaction with Access Persons or Investment Personnel as determined by Compliance.

Do

Read and acknowledge the Firm’s Code of Ethics

Familiarize yourself with the provisions of the Code

Always act with integrity and for the exclusive benefit of our clients

Disclose any potential conflicts to your Compliance Officer

Do Not

Use your position or company information for personal gain

Do

Report violations and potential violations to your Compliance Officer

Become familiar with the terms used on this and the following pages

Do Not

Engage in activities designed to defraud, mislead, or manipulate

1 The rules herein cannot anticipate all situations which may involve a possible conflict of interest. If an Employee becomes aware of a personal interest that is, or might be, in conflict with the interest of a client, that person should disclose the potential conflict to Compliance prior to executing any such transaction.

“Accounts” shall mean all securities accounts, whether brokerage or otherwise, securities held directly outside of accounts and shall include open-end and closed-end Mutual Fund accounts.

“Currencies” shall include spot or forward positions of foreign currencies for investment purposes.

“Employees” is a general term which shall include all QS employees, including Investment Personnel, Access Persons and Non-Access Persons as well as those non-QS employees (e.g., consultants) who are subject to this Code of Ethics.

“Employee Related Account” of any person subject to the Code shall mean:

(i) The Employee’s own Accounts;

(ii) The Employee’s spouse’s/domestic partner’s Accounts and the Accounts of minor children and other relatives living in the Employee’s home;

(iii)Accounts in which the Employee, his/her spouse/domestic partner, minor children or other relatives living in their home have a beneficial interest (i.e., share in the profits even if there is no influence on voting or disposition of the shares); and

(iv)Accounts (including corporate Accounts and trust Accounts) over which the Employee or his/her spouse/domestic partner exercises investment discretion or direct or indirect influence or control.

Note: Any person subject to the Code is responsible for compliance with these rules with respect to any Employee Related Account.

“Investment Personnel” shall mean and include: Portfolio Managers, traders, analysts (and other Employees who work directly with Portfolio Managers in an assistant capacity) and others as may be determined by Compliance. As those responsible for making investment decisions (or participating in such decisions) in client accounts or providing information or advice to Portfolio Managers or otherwise helping to execute or implement the Portfolio Managers’ recommendations, Investment Personnel occupy a comparatively sensitive position, and thus, additional rules outlined herein apply to such individuals.

“Legg Mason” means Legg Mason, Inc.

“Mutual Funds” shall include all mutual funds (open-end and closed-end mutual funds), but will exclude shares of open-end money market mutual funds (unless otherwise directed by Compliance).

“Non-Access Person” shall mean and include: QS personnel who are not above, who do not have access to client trading activity or recommendations made in relation to any client account or as further determined by Compliance.

Do

Report violations and potential violations to your Compliance Officer

Become familiar with the terms used in the Code

Do Not

Engage in activities designed to defraud, mislead, or manipulate

Do

Report violations or potential violations of the Code to Compliance

Do Not

Engage in any manipulative or misleading practice

Do

Conduct personal trading activities lawfully and in accordance with the Code

Do Not

Trade securities while in possession of material non-public information about the issuer

“Proprietary Fund” means an open-ended investment company registered under 1940 Act (or any portfolio or series thereof, as the case may be), that is part of one of the fund families sponsored by Legg Mason or its affiliates, including the fund families known as the Legg Mason Funds, the Western Asset Funds, and the Royce Funds.

“Reportable Fund” means (a) any fund registered under the 1940 Act for which a Legg Mason entity serves as an investment adviser, or (b) any fund registered under the 1940 Act whose investment adviser or principal underwriter is controlled by or under common control with Legg Mason. For purposes of this definition, “investment adviser” has the same meaning as it does in Section 2(a)(20) of the Investment Company Act, and “control” has the same meaning as it does in Section 2(a)(19) of the 1940 Act.

“Securities” shall include equity or debt securities, derivatives of securities (such as options, warrants, and ADRs), futures, commodities, securities indices, exchange-traded funds, government and municipal bonds and similar instruments, but do not include:

Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

Restrictions

For purposes of the Code, a prohibition or requirement applicable to any Employee applies also to transactions in Securities and Mutual Funds for any of that Employee’s Employee Related Accounts, including transactions executed by that Employee’s spouse or relatives living in that Employee’s household.

General

The Basic Policy: Employees have a personal obligation to conduct their investing activities and related Securities and Mutual Fund transactions lawfully and in a manner that avoids actual or potential conflicts between their own interests and the interests of QS and its clients. Employees must carefully consider the nature of their Firm responsibilities and the type of information that he or she might be deemed to possess in light of any particular Securities and Mutual Fund transaction before engaging in that transaction.

Material Nonpublic Information: Employees in possession of material nonpublic information about or affecting Securities or their issuer are prohibited from buying or selling such Securities or advising any other person to buy or sell such Securities. Please refer to the Confidential Information Policy for more information.

Corporate and Departmental Restricted Lists: Employees are not permitted to buy or sell any Securities that are included on the Firm Restricted List and/or other applicable restricted lists. See “Restricted List” below.

“Front Running:” Employees are prohibited from buying or selling Securities, Mutual Funds or other instruments in their Employee Related Accounts so as to benefit from the Employee’s knowledge of the Firm’s or a client’s trading positions, plans or strategies.

Specific Blackout Period Restrictions

Same-Day Rule: Investment Personnel and Access Persons shall not knowingly affect the purchase or sale of a Security for an Employee Related Account on a day during which any client account has a “buy” or “sell” order for the same Security, until that order is executed or withdrawn.

7-Day Rule: Investment Personnel shall not affect the purchase or sale of a Security for an Employee Related Account within seven calendar days before or seven calendar days after the same Security is traded (or contemplated to be traded) for a client account with which the individual is associated.

Employees must always act to avoid any actual or potential conflict of interest between their Firm duties and responsibilities and their personal investment activities. To avoid potential conflicts, absent specific written approval from Compliance, Employees should not personally invest in Securities issued by companies with which they have significant dealings on behalf of the Firm, or in investment vehicles sponsored by the companies. Additional rules that apply to Securities transactions by Employees, including the requirement for Employees to pre-clear personal Securities transactions and rules regarding how Employee Related Accounts must be maintained are described in more detail later in the Code.

Exceptions to Blackout Periods

The following are exempt from the specified blackout periods:

•	The purchase or sale of 500 shares or less in companies comprising the S&P 500 Index;
•	ETFs (Exchange-Traded Funds – e.g., SPDRs or “Spiders” (S&P 500 Index), DIAs or “Diamonds” (Dow Jones Industrial Average), etc.);
•	Government and municipal bonds;
•	Developed Interest Rate Futures;
•	Securities indices;
•	Shares purchased under an issuer sponsored Dividend Reinvestment Plan (“DRIPs”), other than optional purchases;
•	To the extent acquired from the issuer, purchases effected upon the exercise of rights issued pro rata to holders of a class of Securities; and
•	Securities purchased under an employer sponsored stock purchase plan or upon the exercise of employee stock options.

Do

•	Conduct personal trading activities lawfully and in accordance with the Code

Do Not

•	Trade while in possession of material non-public information
•	Trade ahead of (or along with) client orders

Do

•	Act to avoid actual or potential conflicts between your activities and Firm activities

Do Not

•	Trade securities for which there are open client orders
•	Participate in IPOs or other new issues

Note: Transactions in derivative instruments, including warrants, convertible Securities, futures and options, etc. are restricted in the same manner as the underlying Security.

Currencies

Investment Personnel and Access Persons shall not knowingly engage in trading of currencies on a day during which a client account with which they are associated is engaged in model-driven currency trading.

New Issues (IPOs)

Investment Personnel, Access Persons and Non-Access Persons (all Employees) are prohibited from purchasing or subscribing for Securities pursuant to an initial public offering.

Short -Term Trading

Employees must always conduct their personal trading activities lawfully, properly and responsibly, and are encouraged to adopt long-term investment strategies that are consistent with their financial resources and objectives. The Firm generally discourages short-term trading strategies, and Employees are cautioned that such strategies may inherently carry a higher risk of regulatory and other scrutiny. Excessive or inappropriate trading that interferes with job performance or compromises the duty that the Firm owes to its clients and shareholders will not be tolerated.

30-Day Rule: Employees are prohibited from transacting in the purchase and sale, or sale and purchase, of the same (or equivalent) Securities and closed-end Mutual Funds within thirty (30) calendar days. The 30-day holding period also applies to each short vs. the box sale, which is the only short sale permitted activity. For the purposes of this requirement, the sequence of trades will be evaluated as last in, first out (LIFO).

Mutual Funds subject to periodic purchase plans can be sold once within 30 calendar days after a periodic purchase.

The following are exempted from this restriction:

Shares purchased under an issuer sponsored Dividend Reinvestment Plan (“DRIPs”), other than optional purchases;

To the extent acquired from the issuer, purchases effected upon the exercise of rights issued pro rata to holders of a class of Securities;

Securities purchased under an employer sponsored stock purchase plan;

Securities pre-cleared and purchased with a specific stop-limit provision attached;

Fixed Income Mutual Funds investing in government bonds with “short-term” in their name; and

All open-end Mutual Funds (excluding proprietary funds).

Do

Hold securities for at least 30 days prior to selling, and wait 30 days to purchase a security after selling

Seek Compliance approval prior to making private investments

Do Not

Play an active role – either in management or with solicitation – with companies in which you privately invest

Trading Restrictions in Proprietary Funds

Employees are prohibited from transacting in the purchase and sale, or sale and purchase, of the same (or equivalent) proprietary funds within sixty (60) calendar days, including any individual retirement account or 401(k) participant account. For the purposes of this requirement, the sequence of trades will be evaluated as last in, first out (LIFO).

The following are exempted from this restriction:

Money Market Funds;

Managed Accounts; and

Automatic Investment Plans.

Restricted List

The Firm Restricted List is comprised of securities in which the normal trading or recommending activity of and its employees is prohibited or subject to specified restrictions. Contents of the list should not be shared outside of the Firm. All Employees are prohibited from buying or selling for their Employee Related Accounts any Securities that are restricted on the Firm Restricted List and/or other applicable departmental restricted lists. Please see the Restricted List Policy for additional information.

Private Placements, Private Investment Partnerships and other Private Interests

Prior to effecting a transaction in private Securities (i.e., Securities not requiring registration with the Securities and Exchange Commission and sold directly to the investor), or purchasing or subscribing for interests of any kind in a privately held company, private investment partnership, or industrial/commercial property, all Employees must first obtain the approval of his/her supervisor and then pre-clear the transaction with the Compliance, including completing the applicable Private Security questionnaire. Any new Employee who holds an interest in any of the above, must disclose such holdings to the Compliance Department within 10 days of employment.

Interests in private Securities, privately held companies, investment partnerships, and industrial/commercial property, other than family partnerships, will typically be expected to involve passive holdings of 5% of the entity, where the Employee does not participate in any way in the solicitation of investors or capital raising and does not serve in the management or on the board of directors of such entity.

Compliance Procedures

Designated Brokerage Accounts

All Employees must notify Compliance prior to opening a new Employee Related Account, including accounts used for trading of currencies. Upon joining the Firm, new Employees are required to disclose all of their Employee Related Accounts (as previously defined) to Compliance and must carry out the instructions provided to conform such accounts, if necessary, to the Firm’s policies.

Do

Notify Compliance prior to opening a personal trading account

Obtain Compliance pre-clearance prior to executing personal securities transactions

Be familiar with the security types that require pre-approval

Refer to the Employee Trading Policy for additional information about executing trades in personal accounts

Do Not

Maintain an account with a non-designated broker

Trade a security prior to receiving Compliance pre-approval

Under no circumstance is an Employee permitted to open or maintain any Employee Related Account that is undisclosed to Compliance. The policies, procedures and rules described throughout this Code of Ethics apply to all Employee Related Accounts, including accounts used for trading of currencies.

All Employees are required to open and maintain their Employee Related Accounts in accordance with the Employee Trading Policy, including directing their brokers to supply duplicate copies of transaction confirmations and periodic account statements, as well as additional division-specific requirements, if any. Please refer to the Employee Trading Policy for additional information.

Pre-Clearance

Proposed Securities and closed-end Mutual Fund transactions must be pre-cleared by all Employees with Compliance in accordance with the Employee Trading Policy. Approvals are good only for the day on which they are issued. Employees are personally responsible for ensuring that the proposed transaction does not violate the Firm’s policies or applicable securities laws and regulations by virtue of the Employee’s Firm responsibilities or information he or she may possess about the Securities or their issuer.

The following are exempted from the pre-clearance requirement:

Open-end Mutual Funds;

Direct obligations of the Government of the United States;

Shares purchased under an issuer sponsored Dividend Reinvestment Plan (“DRIPs”), other than optional purchases;

Accounts expressly exempted by Central Compliance which are managed under the exclusive direction of an outside money manager;

Securities pre-cleared and purchased with a specific stop-limit provision attached do not require additional pre-clearance prior to execution;

To the extent acquired from the issuer, purchases effected upon the exercise of rights issued pro rata to holders of a class of Securities; and

Securities purchased under an employer sponsored stock purchase plan.

Reporting Requirements

Disclosure of Employee Related Accounts/Provision of Statements

Upon joining the Firm, new Employees are required to disclose all of their Employee Related Accounts, including any accounts used for trading of currencies, to Compliance, and must carry out the instructions provided to conform such Accounts, if necessary, to Firm policies.

In addition, pursuant to Rule 17j-1 of the 1940 Act, no later than ten (10) days after an individual becomes an Employee, he or she must also complete and

Do

Ensure that quarterly and annual reports are filed on time, even if you have no holdings or transactions to report return a “Personal Securities Holdings Report” (filed during the “new hire” Code of Ethics Annual Acknowledgement) for Securities and Mutual Fund holdings to Compliance.

Quarterly Personal Securities Trading Reports (“PSTR”)

Pursuant to Rule 17j-1 of the 1940 Act, within thirty (30) days of the end of each calendar quarter, all Employees must submit to Compliance a PSTR for Securities and closed-end Mutual Fund transactions.

All PSTRs that have reportable personal Securities and closed-end Mutual Fund transactions for the quarter will be reviewed by Compliance. Employees that do not have any reportable transactions in a particular quarter must indicate as such in the reporting system for the respective quarter.

The following types of transactions do not have to be reported:

Transactions effected in an account in which the employee has no direct or indirect influence or control (i.e. discretionary/managed accounts);

Transactions in Mutual Funds subject to periodic purchase plans;

Transactions effected pursuant to an automatic investment plan or as a result of a dividend reinvestment plan do not have to be reported.

Transactions in the following:

Bankers’ Acceptances;

Bank Certificates of Deposits (CDs);

Commercial Paper;

Money Markets;

Direct Obligations of the U.S. Government;

High Quality, Short-Term Debt Instruments (including repurchase agreements); and

Open-End Mutual Funds other than off-shore funds (excluding proprietary funds).

Annual Acknowledgement of Personal Securities Holdings

All Employees must submit to Compliance on an annual basis at a date specified by Compliance, a Personal Securities Holdings Report for all Securities and closed-end Mutual Fund holdings.

A new employee must submit this report within ten (10) days of hire or rehire. This report must be submitted once within each twelve (12) month period and the information submitted must be current within forty-five (45) calendar days of the report or forty-five (45) days prior to the hire date, in the case of a new employee.

All Personal Securities Holdings will be reviewed by Compliance. Employees that do not have any reportable securities holdings must indicate as such in the reporting system.

The following types of holdings do not have to be reported:

Securities held in accounts over which the employee had no direct or indirect influence or control (i.e. discretionary/managed accounts);

Bankers’ Acceptances;

Bank Certificates of Deposits (CDs);

Commercial Paper;

Money Markets;

Direct Obligations of the U.S. Government;

High Quality, Short-Term Debt Instruments (including repurchase agreements); and,

Open-End Mutual Funds other than off-shore funds (excluding proprietary funds).

Annual Acknowledgement of Accounts

Annually, each Employee must acknowledge that they do or do not have brokerage and Mutual Fund Accounts. Employees with brokerage and Mutual Fund Accounts must acknowledge each Account.

Confirmation of Compliance with Policies

Annually, each Employee is required to acknowledge that he or she has received the Code, as amended or updated, and confirm his or her adherence to it. Understanding and complying with the Code and truthfully completing the Acknowledgment is the obligation of each Employee. Failure to perform this obligation may result in disciplinary action, including dismissal, as well as possible civil and criminal penalties.

Other Procedures/Restrictions

Service on Boards of Directors

Service on Boards of publicly traded companies should be limited to a small number of instances. However, such service may be undertaken after approval from senior management and Compliance, based upon a determination that these activities are consistent with the interests of the Firm and its clients. Employees serving as directors will not be permitted to participate in the process of making investment decisions on behalf of clients which involve the subject company.

Outside Business Affiliations

Employees may not maintain outside business affiliations (e.g., officer, director, governor, trustee, part-time employment, etc.) without the prior written approval of senior management and Compliance. Employees may not engage in any activities on behalf of an approved outside business affiliation during company time or while using Firm property (e.g., e-mail, internet) other than on a purely de minimus basis. Please refer to the Outside Business Affiliations Policy for additional details.

Do

Acknowledge your accounts annually

Confirm that you have received and will comply with the Code annually

Do Not

Engage in outside business activities without first speaking to Compliance

Executorships

As a general rule, the Firm discourages acceptance of executorships by members of the organization. However, family relationships may make it desirable to accept executorships under certain wills. In all cases (other than when acting as Executor for one’s own spouse, domestic partner, parent or spouse’s or domestic partner’s parent), it is necessary for the individual to have the written authorization of senior management and Compliance.

Authorization to serve as an executor may be given in situations assuming that arrangements for the anticipated workload can be made without undue interference with the individual’s responsibilities to the Firm. For example, this may require the employment of an agent to handle the large amount of detail which is usually involved. In such a case, the Firm would expect the individual to retain the commission. There may be other exceptions which will be determined based upon the facts of each case.

Trusteeships

All trusteeships must have the written approval of the Firm and must be reported in writing to Compliance.

The Firm will normally authorize Employees to act as trustees for trusts of their immediate family. Other non-client trusteeships can conflict with our clients’ interests so that acceptance of such trusteeships will be authorized only in unusual circumstances.

Custodianships and Powers of Attorney

It is expected that most custodianships will be for minors of an individual’s immediate family. These will be considered as automatically authorized and do not require written approval of the Firm. However, the written approval of the Firm is required for all other custodianships. All such existing or prospective relationships must be reported in writing to Compliance.

Entrustment with a Power of Attorney to execute Securities transactions on behalf of another requires written approval of Compliance. Authorization will only be granted if the Firm believes such a role will not be unduly time consuming or create conflicts of interest.

Gifts and Entertainment

Giving and receiving gifts and entertainment can create a conflict of interest or the appearance of a conflict of interest and may, in some instances, violate the law. Employees may not accept or give gifts, entertainment, or other things of material value that would create the appearance that the gift or entertainment is intended to influence or reward the receipt of business, or otherwise affect an employee’s decision-making.

Do

Pre-clear all political contributions with Compliance

Do Not

Exchange gifts or entertainment with external business partners that may create the appearance of a conflict of interest

Gifts offered or received which have no undue influence on providing financial services may be permitted in accordance with the Gifts, Entertainment, and Charitable Donations Policy. Please refer to the Gifts, Entertainment, and Charitable Donations Policy for additional information.

Gifts and Entertainment to Public/Government Officials, Taft Hartley Union Officials and ERISA Plans and their Fiduciaries

The Department of Labor and other governmental agencies, legislative bodies and jurisdictions may have rules and regulations regarding the receipt of gifts by their employees or officials. In many cases, the giving of gifts or entertainment to these entities or individuals will be prohibited. Please refer to the Gifts, Entertainment, and Charitable Donations Policy for additional information.

Rules for Dealing with Governmental Officials and Political Candidates

No corporate payments or gifts of value may be made to any outside party, including any government official or political candidate or official, for the purpose of securing or retaining business for the Firm or influencing any decision on its behalf.

Personal Political Contributions

Employees must pre-clear ALL political contributions before making or soliciting such contributions with Compliance. This includes contributions that are paid from accounts held in the name of the employee and those jointly held with others regardless of who made the contribution. A political contribution made on behalf of an employee’s spouse, dependent children and/or unemancipated minors may all also need to be pre-cleared depending on State or Municipal reporting requirements.

No personal payments or gifts of value may be made to any outside party, including any government official or political candidate or official, for the purpose of securing business for the Firm or influencing any decision on its behalf. Employees should always exercise care and good judgment to avoid making any political contribution that may give rise to a conflict of interest or the appearance of conflict. If the Firm engages in business with a particular governmental entity or official, Employees should avoid making personal political contributions to officials or candidates who may appear to be in a position to influence the award of business to the Firm. All political contributions should be made in accordance with QS policies and procedures and applicable regulations.

Confidentiality

Employees must not divulge contemplated or completed securities transactions or trading strategies of QS clients to any person, except as required by the performance of such person’s duties and only on a need-to-know basis.

Do

Contact Compliance if you have ANY questions about the Code or other related policies

Do Not

Discuss Firm trading activity with any person who doesn’t have a “need to know”

Sanctions

Any Employee who violates the Code may be subject to disciplinary actions, including possible dismissal. In addition, violations of the Code, including any Securities transactions executed in violation of the Code, such as short-term trading or trading during blackout periods, may subject the Employee to sanctions, ranging from warnings and trading privilege suspensions to financial penalties, including but not limited to, unwinding the trade and/or disgorging of the profits or other financial penalties. Finally, violations and suspected violations of criminal laws will be reported to the appropriate authorities as required by applicable laws and regulations.

Interpretations and Exceptions

Compliance shall have the right to make final and binding interpretations of the Code and may grant an exception to certain of the above restrictions, as long as no abuse or potential abuse is involved. Each Employee must obtain approval from Compliance before taking action regarding such an exception. Any questions regarding the applicability, meaning or administration of the Code shall be referred in advance of any contemplated transaction to Compliance.

Code of Ethics Sanctions Schedule

Failure to Obtain Pre-Clearance

1st Violation

Written Warning

2nd Violation

Trading Prohibited for 30 Calendar Days

3rd Violation +

Trading Prohibited for 60 Calendar Days

Failure to Comply with the Same Day Rule and/or 7-Day Rule

1st Violation

Unwind Trade, Disgorgement of Profit, Written Warning

2nd Violation

Unwind Trade, Disgorgement of Profit, Written Warning, 30-Day Trading Ban

3rd Violation +

Unwind Trade, Disgorgement of Profit, Written Warning, 60-Day Trading Ban

Failure to Comply with the 30-Day Hold Rule

1st Violation

Disgorgement of Profit, Written Warning

2nd Violation

Disgorgement of Profit, Written Warning, 30-Day Trading Ban

3rd Violation +

Disgorgement of Profit, Written Warning, 60-Day Trading Ban

Incomplete, Late, or Failing to File 17j-1 Reporting (Quarterly)

1st Violation

1st Deadline

Written Warning

2nd Deadline

30-Day Trading Ban, Escalation to Management

3rd Deadline

60-Day Trading Ban, Escalation to Management, Note to Employee File

4th Deadline +

Severe Disciplinary Action as determined by Compliance

2nd Violation

1st Deadline

30-Day Trading Ban

2nd Deadline

60-Day Trading Ban, Escalation to Management

3rd Deadline

90-Day Trading Ban, Escalation to Management, Note to Employee File

4th Deadline +

Severe Disciplinary Action as determined by Compliance

3rd Violation

1st Deadline

60-Day Trading Ban, Escalation to Management

2nd Deadline

90-Day Trading Ban, Disciplinary Action, Escalation to Management, Note to Employee File

3rd Deadline +

Severe Disciplinary Action as determined by Compliance

Incomplete, Late, or Failing to File 17j-1 Reporting and/or Annual Acknowledgement (Annual)

By due date

Written Warning

15 days beyond due date

30-Day Trading Ban, Escalation to Management

30 days beyond due date

60-Day Trading Ban, Escalation to Management

45+ days beyond due date

Severe Disciplinary Action as determined by Compliance

Incomplete, Late, or Failing to File 17j-1 Reporting and/or Annual Acknowledgement (Initial)

Within 10 Days

Written Warning

Within 20 Days

Written Warning, Escalation to Management

Within 30 Days

30-Day Trading Ban, Escalation to Management

Within 40+ Days

60-Day Trading Ban, Escalation to Management, Disciplinary Action, Note to Employee File

Gifts & Entertainment, Political Contributions

1st Violation

Disciplinary Action as determined by Compliance

2nd Violation +

Severe Disciplinary Action as determined by Compliance

Additional Notes Concerning Sanctions:

Compliance will consider certain Code of Ethics infractions on a case-by-case basis in determining a final decision on the technicality or materiality of the violation itself, as well as the ensuing sanctions levied on the employee (where applicable).

The Sanctions listed in this document are guidelines only. Compliance will solely determine the factors used in arriving in any decisions made apart from this Sanctions Schedule.

Final disciplinary sanctions will be determined by Compliance and Senior Management, which will take into consideration such factors, which include but are not limited to: the period of time between violations, financial hardship, the employee’s knowledge of portfolio trading, and trading system technical difficulties. For example, violations occurring within a 24-month period will be taken into consideration, but will not be given full weight in the determination of disciplinary action.

Financial hardship may include the inability to pay for tuition and medical expenses and the inability to purchase a home. This will be determined on a case-by-case basis.

All violations will be reviewed on a rolling 1-year period and sanctions for second and third violations will be applicable if the violations occur within the same year.

Multiple simultaneous violations will be subject to all the applicable sanctions. For example, a portfolio manager who fails to obtain pre-clearance (2nd violation) and simultaneously violates the Same Day Rule (2nd violation), will be subject to a 60 Day Trading Ban (30+30) and be required to unwind the trade and disgorge any profit.

Multiple trading prohibitions are cumulative. Employees receiving multiple trading bans for a violation (as a result of missing multiple deadlines) will have a trading ban period equal to the sum of the multiple trading bans. For example, employees receiving a 30 Day Trading Ban for missing a First Deadline for filing, and subsequently a 60 Day Trading Ban for missing a Second Deadline for filing will have a Trading Ban period equal to 90 days.

Violations are noted in the employee’s Compliance file, and may also be noted in the employee’s personnel file, depending on the nature and severity of the violation.

Continued violation of the Code of Ethics may subject you to severe penalties, including possible termination.

Document Title:

QS Investors Code of Ethics

Compliance Category:

Employee Conduct

Document Author:

Steven Ducker

Original Issue Date:

August 1, 2010

Last Revised Date:

June 2, 2014

Version:

1.4

APPENDIX

Legg Mason, Inc.

Policies and Procedures Regarding

Acquisitions and Dispositions of

Legg Mason Securities

I. Introduction

Legg Mason, Inc. (the “Company”) welcomes and encourages investment in its securities by directors, officers, and employees of the Company and its subsidiaries. The following policies and procedures are intended to:

Encourage long-term investment in the Company’s securities;

Discourage speculation in the Company’s securities; and

Prohibit trading in the Company’s securities by persons who possess “inside information.”

II. Acquisitions and Dispositions of Legg Mason Securities by Directors and Officers of Legg Mason, Inc.

Acquisitions and Dispositions

Pre-Clearance: The Company’s General Counsel or delegate must approve in advance ALL acquisitions or dispositions of securities issued by or relating to the Company (“Legg Mason Securities”), except (a) purchases pursuant to the Employee Stock Purchase Plan (“ESPP”); (b) restricted stock grants; or (c) option awards made by the Compensation Committee of the Company’s Board of Directors (the “Committee”). In addition, all acquisitions or dispositions of Legg Mason Securities by directors’ and officers’ spouses, dependents, relatives living in the same household or accounts over which directors or officers exercise investment discretion (collectively, “Related Accounts”) must receive the prior approval of the company’s General Counsel or delegate.

Reporting: To ensure timely and accurate filings of reports to be filed under §16(a) of the Securities Exchange Act of 1934, details of every acquisition or disposition of Legg Mason Securities must be reported to the General Counsel immediately upon occurrence.

Trading Window

Generally, ALL acquisitions and dispositions of Legg Mason Securities (other than (a) purchases made pursuant to the ESSP; (b) restricted stock grants; (c) option awards mad by the Committee; or (d) exercises of stock options where the exercise price is paid in cash and the shares acquired are not sold until the trading window is open) by directors and officers and their Related Accounts are limited to the period commencing on the third trading day after the release of quarter earnings and ending on the last trading day of the quarter (the “Trading Window”)2. It is important to note that even during a Trading Window, a director or officer may not acquire or dispose of Legg Mason Securities (other than an exercise of stock options where the exercise price is paid in cash and the shares acquired are not sold until the non-public information is publicly disclosed) if he or she is in possession of material, non-public information regarding the Company. Questions about whether information regarding the Company may be material or whether information about the Company is public should be directed to Compliance.

Short Sales

Directors and officers and their Related Accounts may not engage in any short sales of Legg Mason Securities.3

Purchases and Sales of Listed and OTC Options and Derivatives

Directors and officers and their Related Accounts may not engage in purchases or sales of listed or OTC options or derivatives relating specifically to Legg Mason Securities.3

III. Acquisitions and Dispositions of Legg Mason Securities by All Other Employees of the Company and its Subsidiaries

Acquisitions and Dispositions

Employees and their spouses, dependents, relatives living in the same household and accounts over which employees exercise investment discretion (collectively, “Employee Related Accounts”), desiring to acquire or dispose of

2 All Good Till Cancelled (“GTC”) orders for Legg Mason Securities that are pending in accounts maintained by directors and officers and their Related Accounts at the end of a Trading Window must be cancelled and may not be reinstated until the Trading Window opens again. Transactions in an officer’s profit sharing or 401(k) account, or in index funds or other baskets of securities that include Legg Mason Securities, are not subject to the Trading Window restriction.

3 Index funds or other baskets of securities that include Legg Mason Securities are not included in this prohibition.

Legg Mason Securities must comply with all pre-clearance approval procedures adopted by the employees’ particular subsidiaries and departments. Employees should be especially careful to avoid the appearance of impropriety and may not engage in short-term speculative transactions in Legg Mason Securities.

Trading Window

Generally, employees and Employee Related Accounts may purchase or sell Legg Mason Securities at any time, other than the period beginning five (5) trading days before the expected release of quarterly earnings and continuing for two (2) trading days immediately following quarterly earnings releases (the “Restricted Period”). From time to time, events may warrant the imposition of additional trading restrictions. It is important to note that employees who are in possession of material, non-public information regarding the Company are prohibited from acquiring or disposing of Legg Mason Securities (other than an exercise of stock options where the exercise price is paid in cash and the shares acquired are not sold until the non-public information is publicly disclosed). Questions about whether information regarding the Company may be material or whether information about the Company is public should be directed to Compliance.

Short Sales

Employees and Employee Related Accounts may not engage in any short sales of Legg Mason Securities, except short sales against the box.3

Purchases and Sales of Listed and OTC Options and Derivatives

Employees and Employee Related Accounts may not engage in purchases or sales of listed or OTC options or derivatives relating specifically to Legg Mason Securities,3 other than opening and closing hedging transaction, such as covered call options and protective put options.

IV. Policies Applicable to Investment Advisory Subsidiaries

4 All Good Till Cancelled (“GTC”) orders for Legg Mason Securities that are pending in accounts maintained by employees their Employee Related Accounts at the beginning of a Restricted Period must be cancelled and may not be reinstated until the Restricted Period ends. The Restricted Period, and related limitations on transactions in Legg Mason Securities, does not apply to (a) purchases pursuant to the ESPP, (b) restricted stock grants, (c) option awards made by the Committee, (d) exercises of stock options where the exercise price is paid in cash and the shares acquired are not sold until the Restricted Period ends, (e) transactions in an employee’s profit sharing or 401(k) account and (f) transactions in index funds or other baskets of securities which include Legg Mason securities.

Discretionary Transactions

No purchases or sales of Legg Mason Securities may be made on a discretionary basis in any account managed by an investment advisory subsidiary of the Company, including QS Investors. Order tickets, purchase and sale blotters or other memoranda of client orders should be marked to reflect that the transaction is non-discretionary. Notwithstanding the foregoing, index funds managed by the subsidiaries of the Company that seek to match the investment performance of the S&P 500 Index may make discretionary purchases and sales of Legg Mason common stock if (i) each fund purchases and maintains its position in such common stock only in the approximate percentage that such stock is represented in the index and (ii) all purchases are made in compliance with Rule 12d3-1(a) and (b) under the 1940 Act, as amended.

Investment Advisory Fees

If an account under management owns Legg Mason Securities, those securities must be excluded as an asset under management when calculating investment advisory fees unless the account is an index fund utilizing the general rule set out in the clause above.

V. Inquiries and Exceptions

All inquiries or requests for exceptions to this Policy should be directed to Compliance.